Exhibit 99.1
Q3 2019 Fixed Income Release

Denver, Colorado November 6, 2019: Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB, LBTYK) is today providing selected, preliminary unaudited financial* and operating information for its fixed- income borrowing groups for the three months (“Q3”) and nine months (“YTD” or “9M”) ended September 30, 2019 as compared to the results for the same period in the prior year (unless otherwise noted). The financial and operating information contained herein is preliminary and subject to change. We expect to issue the September 30, 2019 unaudited condensed consolidated financial statements for each of our fixed-income borrowing groups prior to the end of November 2019, at which time they will be posted to the investor relations section of our website (www.libertyglobal.com) under the “Fixed Income” heading. Convenience translations provided herein are calculated as of September 30, 2019.

With regards to our Unitymedia credit pool disclosure, we are no longer required to disclose this information as our transaction to sell our Unitymedia operations to Vodafone closed at the end of July.

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Virgin Media Reports Preliminary Q3 2019 Results
Fourth Consecutive Quarter of Growth in Operating Free Cash Flow
Rollout of 1 Gbps Speeds Underway Across U.K. Footprint
New FMC Bundles Drove Record Growth of Mobile Subscriptions in Q3
119,000 Premises Added in Q3; Total Lightning Build now at 1.9 Million
Virgin Media Inc. (“Virgin Media”) is the leading cable operator in the U.K. and Ireland, delivering 14.7 million broadband, video and fixed-line telephony services to 6.0 million cable customers and mobile services to 3.2 million subscribers at September 30, 2019.

Operating highlights:

•	Virgin Media remains focused on optimising operating free cash flow (OFCF) by striking an effective balance between price and volume, while deploying capital efficiently

◦	Rebased OFCF increased 14.9% in Q3 as capital intensity improved by 440 bps YoY to 22.9%

•	A strategic decision was taken to implement our U.K. price rise across September and October, which was one month earlier than the prior year

◦	Overall the customer response to our 2019 price rise was in-line with our expectations and the related ARPU benefit will be fully reflected from Q4

•	Q3 rebased cable ARPU was up 0.5% to £51.41, reflecting a 1.7% increase in rental ARPU, which was underpinned by price rises, partially offset by declines in phone usage and lower pay-per-view revenue

•
We reported a 3,000 customer loss and a 53,000 RGU decline in Q3, due to our disciplined approach to customer acquisition and retentions and a shift in focus to higher-value TV bundles which has contributed to lower capital expenditure

◦	A 5,000 gain in broadband RGUs was more than offset by a 50,000 decline in video RGUs and a 9,000 decline in telephony RGUs

•
We are successfully implementing our mid-term growth plan. In Q3, we launched our 1 Gbps broadband service. This is now available in Southampton and Manchester and is planned to be rolled out across our U.K. footprint by the end of 2021

•	Our FMC bundles, which launched in Q2, continue to gain traction and have supported record postpaid net additions of 107,000 in Q3, resulting in our highest ever quarterly mobile net adds of 85,000

◦	Our fixed-mobile converged base increased by 80 bps sequentially to 20.7% in Q3. Over time, take-up of converged bundles is expected to drive higher ARPU and lower churn

•	Innovation in mobile is set to continue following our recent announcement of a five year deal with Vodafone U.K. which will enable us to offer 5G services to our mobile customers in the U.K.

•	In October, our Small Office business was moved into our larger Consumer operations in order to drive scale benefits

◦	Our Q3 SOHO RGU based increased 9.0% YoY driving growth in B2B subscription revenue

•	Virgin Media Television remains the largest commercial broadcaster in the Republic of Ireland with a 17% share in viewership across our three free-to-air channels

Financial highlights:

•	Revenue of £1,281.7 million in Q3 was broadly flat YoY on a rebased basis

•	Rebased residential cable revenue growth of 0.5% in Q3 was due to modest YoY increases in our cable RGU base and cable ARPU, partially offset by a decrease in non-subscription revenue

•	Rebased Q3 residential mobile revenue decline of 2.5% was mainly due to lower subscription revenue

◦
Q3 mobile subscription revenue declined by £3.7 million YoY, primarily due to a £2.9 million benefit in Q3 2018 related to the expected recovery of certain prior-period VAT payments and lower out-of-bundle usage

•	Rebased B2B revenue decline of 0.4% in Q3 was driven by a 2.0% decrease in non-subscription revenue, partially offset by a 14.0% increase in subscription revenue due to growth in SOHO RGUs

◦	The decline in B2B non-subscription revenue reflects the net effect of lower data and installation revenues and an increase in revenue from dark fibre wholesale contract wins in the quarter

•
Operating income increased YoY to £19.2 million in Q3 due to the net effect of (i) a reduction in Segment OCF, as described below, (ii) higher share-based compensation expense, (iii) increased related-party fees and allocations, net, (iv) lower depreciation and amortisation and (v) lower impairment, restructuring and other operating items, net

•
Rebased Segment OCF declined 4.1% in Q3, reflecting the aforementioned revenue performance and increases in our cost base due to (i) higher programming costs, (ii) an £8.8 million net increase in network taxes, (iii) higher mobile data costs and (iv) the impact of a net £3.9 million benefit in the prior-year period relating to the reassessment of certain accruals

•	Property and equipment (“P&E”) additions decreased by 16.0% YoY to £293.5 million in Q3 due to lower spend on baseline and customer premises equipment capex

•	Rebased operating free cash flow increased 14.9% in Q3 driven by a reduction in capital intensity to 22.9%, compared to 27.3% in Q3 2018

•	At September 30, 2019, our fully-swapped third-party debt borrowing cost was 4.6% and the average tenor of our third-party debt (excluding vendor financing) was 6.7 years

◦
In July, we issued $600 million 5.5% Senior Secured Notes due 2029. The proceeds were used to redeem the outstanding amounts of our (i) 5.5% GBP Senior Secured Notes due 2021 and (ii) 5.25% USD Senior Secured Notes due 2021

◦
Subsequent to September 30, we issued (i) $3.3 billion Term Loan N due 2028, (ii) €750 million Term Loan O due 2029 and (iii) £400 million 4.25% Senior Secured Notes due 2030. The proceeds were used to redeem (i) $3.4 billion Term Loan K, (ii) $1 billion 5.25% Senior Secured Notes due 2026 and (iii) £300 million 5.125% Senior Secured Notes due 2025

◦
In addition, certain lenders of our credit facilities agreed to increase and/or extend their commitments, as such in Q4 we expect our existing revolving facilities will be replaced with a new revolving facility with a maximum borrowing capacity equivalent to £1.0 billion with an extended maturity date of January 31, 2026

•
At September 30, 2019, and subject to the completion of our corresponding compliance reporting requirements, the ratios of Net Senior Secured and Total Net Debt to Annualised EBITDA (last two quarters annualised) were 3.89x and 4.47x, respectively, each as calculated in accordance with our most restrictive covenants

◦
Vendor financing obligations are not included in the calculation of our leverage covenants. If we were to include these obligations in our leverage ratio calculation, the ratio of Total Net Debt to Annualised EBITDA would have been 5.28x at September 30, 2019

•
At September 30, 2019, we had maximum undrawn commitments of £675 million equivalent. When our compliance reporting requirements have been completed and assuming no change from September 30 borrowing levels, we anticipate the borrowing capacity will be limited to £592.1 million equivalent

Operating Statistics Summary

	As of and for the three months ended September 30,
	2019	2018
Footprint
Homes Passed	15,694,900	15,236,700

Subscribers (RGUs)
Basic Video	—	6,500
Enhanced Video	4,041,900	4,165,600
Total Video	4,041,900	4,172,100
Internet	5,648,300	5,578,000
Telephony	4,978,300	4,893,300
Total RGUs	14,668,500	14,643,400

Q3 Organic[2] RGU Net Additions (Losses)
Basic Video	(1,100)	(4,200)
Enhanced Video	(48,500)	16,300
Total Video	(49,600)	12,100
Internet	5,400	38,800
Telephony	(8,500)	54,400
Total organic RGU net additions (losses)	(52,700)	105,300

Cable Customer Relationships
Cable Customer Relationships	5,962,900	5,937,600
Q3 Organic[2] Cable Customer Relationship net additions (losses)	(3,400)	27,400

RGUs per Cable Customer Relationship	2.46	2.47
Q3 Monthly ARPU per Cable Customer Relationship	£51.41	£51.09
U.K. Q3 Monthly ARPU per Cable Customer Relationship	£51.29	£51.00

Customer Bundling
Single-Play	15.8%	16.7%
Double-Play	22.3%	19.9%
Triple-Play	61.9%	63.4%

Fixed-mobile Convergence	20.7%	19.4%

Mobile Subscribers
Postpaid	2,937,600	2,693,000
Prepaid	297,400	410,600
Total Mobile subscribers	3,235,000	3,103,600

Q3 organic Postpaid net additions	107,300	37,100
Q3 organic Prepaid net losses	(22,800)	(32,100)
Total organic[2] Mobile net additions	84,500	5,000

Q3 Monthly ARPU per Mobile Subscriber:
Including interconnect revenue	£11.30	£11.96
Excluding interconnect revenue	£9.69	£10.37

Financial Results, Segment OCF Reconciliation, Property and Equipment Additions
The following table reflects preliminary unaudited selected financial results for the three and nine months ended September 30, 2019 and 2018.

	Three months ended September 30,		Rebased Change	Nine months ended September 30,		Rebased Change
	2019	2018		2019	2018
	in millions, except % amounts

Revenue
Residential cable revenue:
Subscription	£896.4	£887.1	1.0%	£2,691.9	£2,665.9	1.0%
Non-subscription	13.9	17.8	(22.2%)	43.3	52.7	(17.9%)
Total residential cable revenue	910.3	904.9	0.5%	2,735.2	2,718.6	0.6%
Residential mobile revenue:
Subscription	92.6	96.3	(3.9%)	269.3	270.9	(0.6%)
Non-subscription	72.5	72.9	(0.6%)	209.4	220.8	(5.2%)
Total residential mobile revenue	165.1	169.2	(2.5%)	478.7	491.7	(2.6%)
Business revenue:
Subscription	22.6	19.5	14.0%	66.0	56.0	17.1%
Non-subscription	167.9	171.6	(2.0%)	507.8	518.5	(2.0%)
Total business revenue	190.5	191.1	(0.4%)	573.8	574.5	(0.1%)
Other revenue	15.8	14.5	9.8%	48.8	47.6	3.3%
Total revenue	£1,281.7	£1,279.7	0.1%	£3,836.5	£3,832.4	0.1%

Segment OCF
Segment OCF	£546.7	£569.5	(4.1%)	£1,637.9	£1,678.8	(2.4%)

Operating income	£19.2	£2.5		£51.5	£135.5
Share-based compensation expense	10.8	5.7		37.7	16.8
Related-party fees and allocations, net	78.8	43.4		182.0	106.1
Depreciation and amortisation	432.5	452.2		1,320.1	1,343.2
Impairment, restructuring and other operating items, net	5.4	65.7		46.6	77.2
Segment OCF	£546.7	£569.5		£1,637.9	£1,678.8

Segment OCF as a percentage of revenue	42.7%	44.5%		42.7%	43.8%

Operating income as a percentage of revenue	1.5%	0.2%		1.3%	3.5%

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
	in millions, except % amounts

Customer premises equipment	£78.5	£100.8	£284.7	£380.8
New build and upgrade	94.8	94.1	282.8	317.5
Capacity	36.1	27.7	92.5	84.8
Product and enablers	42.1	36.2	105.3	115.6
Baseline	42.0	90.7	120.7	206.0
Property and equipment additions	293.5	349.5	886.0	1,104.7
Assets acquired under capital-related vendor financing arrangements	(188.1)	(234.2)	(625.7)	(810.0)
Assets acquired under finance leases	(1.2)	(0.5)	(5.4)	(4.7)
Changes in liabilities related to capital expenditures (including related-party amounts)	(15.1)	(18.4)	70.6	37.7
Total capital expenditures[3]	£89.1	£96.4	£325.5	£327.7

Property and equipment additions as a percentage of revenue	22.9%	27.3%	23.1%	28.8%

Operating Free Cash Flow
Segment OCF	£546.7	£569.5	£1,637.9	£1,678.8
Property and equipment additions	(293.5)	(349.5)	(886.0)	(1,104.7)
Operating free cash flow	£253.2	£220.0	£751.9	£574.1

Third-Party Debt, Finance Lease Obligations and Cash and Cash Equivalents
The following table details the borrowing currency and pound sterling equivalent of the nominal amount outstanding of Virgin Media’s consolidated third-party debt, finance lease obligations and cash and cash equivalents (in millions):

	September 30,		June 30,
	2019		2019
	Borrowing currency	£ equivalent
Senior and Senior Secured Credit Facilities:
Term Loan K (LIBOR + 2.50%) due 2026	$3,400.0	£2,766.5	£2,678.2
Term Loan L (LIBOR + 3.25%) due 2027	£400.0	400.0	400.0
Term Loan M (LIBOR + 3.25%) due 2027	£500.0	500.0	500.0
£50.0 million (equivalent) RCF A (LIBOR + 2.75%) due 2021		—	—
£625.0 million (equivalent) RCF B (LIBOR + 2.75%) due 2024		—	—
VM Financing Facility	£101.2	101.2	118.6
VM Financing Facility II	£38.5	38.5	2.4
Total Senior and Senior Secured Credit Facilities		3,806.2	3,699.2

Senior Secured Notes:
5.50% GBP Senior Secured Notes due 2021	£—	—	107.1
5.25% USD Senior Secured Notes due 2021	$—	—	352.8
5.125% GBP Senior Secured Notes due 2025	£300.0	300.0	300.0
6.00% GBP Senior Secured Notes due 2025[4]	£521.3	521.3	521.3
5.25% USD Senior Secured Notes due 2026	$1,000.0	813.7	787.7
5.50% USD Senior Secured Notes due 2026	$750.0	610.2	590.8
4.875% GBP Senior Secured Notes due 2027	£525.0	525.0	525.0
5.00% GBP Senior Secured Notes due 2027	£675.0	675.0	675.0
6.25% GBP Senior Secured Notes due 2029	£360.0	360.0	400.0
5.50% USD Senior Secured Notes due 2029	$1,425.0	1,159.5	649.9
5.25% GBP Senior Secured Notes due 2029	£340.0	340.0	300.0
Total Senior Secured Notes		5,304.7	5,209.6

Senior Notes:
4.875% USD Senior Notes due 2022	$71.6	58.3	56.4
5.25% USD Senior Notes due 2022	$51.5	41.9	40.6
5.125% GBP Senior Notes due 2022	£44.1	44.1	44.1
6.00% USD Senior Notes due 2024	$497.0	404.4	391.4
4.50% EUR Senior Notes due 2025	€460.0	408.1	411.6
5.75% USD Senior Notes due 2025	$388.7	316.2	306.2
Total Senior Notes		1,273.0	1,250.3

Vendor financing		1,792.1	1,800.9
Other debt		481.1	478.6
Finance lease obligations		54.3	54.8
Total third-party debt and finance lease obligations		12,711.4	12,493.4
Deferred financing costs, discounts and premiums, net		(18.6)	(25.6)
Total carrying amount of third-party debt and finance lease obligations		12,692.8	12,467.8
Less: cash and cash equivalents		34.6	32.9
Net carrying amount of third-party debt and finance lease obligations[5]		£12,658.2	£12,434.9

Exchange rate (€ to £)		1.1272	1.1176
Exchange rate ($ to £)		1.2290	1.2695

Covenant Debt Information
The following table details the pound sterling equivalent of the reconciliation from Virgin Media’s consolidated third-party debt to the total covenant amount of third-party gross and net debt and includes information regarding the projected principal-related cash flows of our cross-currency derivative instruments. The pound sterling equivalents presented below are based on exchange rates that were in effect as of September 30, 2019 and June 30, 2019. These amounts are presented for illustrative purposes only and will likely differ from the actual cash receipts in future periods.

	September 30,	June 30,
	2019	2019
	in millions
Total third-party debt and finance lease obligations (£ equivalent)	£12,711.4	£12,493.4
Vendor financing	(1,792.1)	(1,800.9)
Other debt	(481.1)	(478.6)
Finance lease obligations	(54.3)	(54.8)
Projected principal-related cash payments associated with our cross-currency derivative instruments	(1,014.0)	(814.4)
Total covenant amount of third-party gross debt	9,369.9	9,344.7
Less: cash and cash equivalents	(34.6)	(32.9)
Total covenant amount of third-party net debt	£9,335.3	£9,311.8

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UPC Holding Reports Preliminary Q3 2019 Results
Gigabit broadband speeds launched across Swiss footprint
Swiss turnaround plan in full swing; Subscriber trends improving
$1.6 billion term loan AR fully repaid in August

UPC Holding Group (“UPC Holding”) provides market-leading triple- and quad-play services through next-generation networks and innovative technology platforms. The information in this release relates to our operations in Switzerland, Poland and Slovakia, unless otherwise indicated (Poland and Slovakia are collectively referred to as "CEE"). Our operations connected 2.7 million customers subscribing to 5.7 million television, internet and fixed-line telephony services and served 193,800 mobile subscribers at September 30, 2019.

Operating and strategic highlights:

•	UPC Switzerland successfully launched gigabit speeds across its entire footprint in September and now has the biggest gigabit footprint in the country

•	Swiss Q3 ARPU per customer of CHF 70.31 decreased 0.7% YoY on a rebased[1] basis, due to higher front-book discounts, partially offset by the positive impact of tier-mix

•	CEE Q3 ARPU per customer of €19.66 decreased 0.2% YoY on a rebased basis

•	Improved subscriber performance as Q3 RGUs increased by 12,000 as compared to a loss of 20,000 in Q3 2018

◦
Switzerland lost 14,000 RGUs in Q3, which represents the best quarterly performance since Q2 2017 and a strong year-over-year improvement as compared to a loss of 41,500 in Q3 2018, largely driven by an improved video product

◦	CEE added 26,500 RGUs in Q3, as compared to 21,000 in Q3 2018, driven by improved performance on all products in Poland

•	Broadband RGUs increased by 7,000 in Q3, compared to a loss of 5,000 in Q3 2018

◦	Switzerland lost 5,500 broadband RGUs in Q3 as compared to a loss of 13,000 in Q3 2018

◦	CEE gained 13,000 broadband RGUs in Q3 versus 8,000 in Q3 2018

•
Video RGU additions improved to 4,000 in Q3 as compared to a loss of 18,500 in the prior year period, predominantly driven by lower churn in Switzerland following improvement to the enhanced TV offering

◦	238,000 Horizon 4 boxes have been deployed to 207,000 customers in Switzerland, representing ~20% of the total video base. The platform continues to positively impact NPS and churn

•	Mobile additions were 17,000 in Q3, more than double the PY result. This increase was driven by an attractive unlimited offer in Switzerland and newly launched FMC bundles in Poland

Financial highlights:

•	Rebased revenue declined 1.9% YoY in Q3 to €386 million

◦
Swiss rebased revenue declined 3.3% YoY in Q3 primarily due to the net effect of (i) a decrease in residential cable subscription revenue driven by subscriber volume losses and (ii) an increase in mobile revenue driven by both an increase in subscribers and handset sales

◦	CEE rebased revenue grew 2.4% YoY in Q3 due to an increase in residential cable subscription revenue driven by new build areas

•
Operating income decreased 69.2% in Q3 to €51 million, primarily driven by an €84 million credit to related-party fees recorded during Q3 2018 as a result of the reduction in the 2017 and 2016 technology fees charged to UPC Switzerland based on a new pricing arrangement with Swiss authorities

•	Rebased Segment OCF declined 8.4% YoY in Q3 to €203 million

◦	Swiss rebased Segment OCF declined 11.9% in Q3, largely due to (i) project and marketing spend related to growth initiatives and (ii) the aforementioned loss of residential cable subscription revenue

◦	Continuing CEE rebased Segment OCF increased 0.5% in Q3, as the aforementioned revenue growth was partially offset by increased marketing spend

•	Q3 segment property and equipment additions were 22.4% of revenue, up from 20.4% in the prior year period

◦
The Q3 increase was largely driven by higher CPE spend related to the UPC TV (EOS) rollout and various investments related to the turnaround plan such as the 1 Gig upgrade and the digitization initiative

◦	Q3 property and equipment additions were 22.9% of revenue for Switzerland and 21.2% for Continuing CEE

•	At September 30, 2019, our fully-swapped third-party debt borrowing cost was 3.9% and the average tenor of our third-party debt (excluding vendor financing) was over 7.5 years

•
Following completion of the Vodafone transaction that included the sale of our operations in Romania, Hungary and the Czech Republic, term loan AR of $1.6 billion (€1.5 billion) was fully repaid in August

•
At September 30, 2019, and subject to the completion of our corresponding compliance reporting requirements, the ratios of Senior Secured and Total Net Debt to Annualized EBITDA (last two quarters annualized) for UPC Holding were 2.44x and 4.00x, respectively, as calculated in accordance with our most restrictive covenants

◦
Vendor financing obligations are not included in the calculation of our leverage covenants. If we were to include these obligations in our leverage ratio calculation, the ratio of Total Net Debt to Annualized EBITDA for UPC Holding would have been 4.61x at September 30, 2019

•
At September 30, 2019, we had maximum undrawn commitments of €990.1 million. When our Q3 compliance reporting requirements have been completed and assuming no change from September 30, 2019 borrowing levels, we anticipate that all of our unused commitments will be available

Operating Statistics Summary

	As of and for the three months ended September 30,
		2019		2018

Footprint
Homes Passed		6,506,100		6,370,200

Subscribers (RGUs)
Basic Video[6]		648,200		664,600
Enhanced Video[7]		1,800,700		1,831,200
Total Video		2,448,900		2,495,800

Internet[8]		2,022,000		2,001,100
Telephony[9]		1,274,300		1,251,500
Total RGUs		5,745,200		5,748,400

Q3 Organic[2] RGU Net Additions (Losses)
Basic Video		2,100		(14,900)
Enhanced Video		2,300		(3,600)
Total Video		4,400		(18,500)

Internet		7,300		(5,100)
Telephony		700		3,200
Total organic RGU net additions (losses)		12,400		(20,400)

Penetration
Enhanced Video Subscribers as % of Total Cable Video Subscribers		73.5%		73.4%
Internet as % of Homes Passed		31.1%		31.4%
Telephony as % of Homes Passed		19.6%		19.6%

Cable Customer Relationships
Cable Customer Relationships		2,724,800		2,772,100
Q3 Organic[2] Cable Customer Relationship net additions (losses)		(2,100)		(19,400)
RGUs per Cable Customer Relationship		2.11		2.07
Q3 Monthly ARPU per Cable Customer Relationship		€37.06		€37.39
Switzerland Q3 Monthly ARPU per Cable Customer Relationship	CHF	70.31	CHF	70.82
Continuing CEE Q3 Monthly ARPU per Cable Customer Relationship		€19.66		€19.86

Customer Bundling
Single-Play		31.7%		33.9%
Double-Play		25.8%		24.8%
Triple-Play		42.5%		41.3%

Mobile Subscribers
Total Mobile Subscribers		193,800		141,100
Q3 Organic[2] Mobile net additions		17,300		8,200

Q3 Monthly ARPU per Mobile Subscriber:
Including interconnect revenue		€31.76		€32.51
Excluding interconnect revenue		€28.09		€29.44

Financial Results, Segment OCF Reconciliation, Property & Equipment Additions

The following table reflects preliminary unaudited selected financial results for the three and nine months ended September 30, 2019 and 2018:

	Three months ended September 30,		Rebased Change	Nine months ended September 30,		Rebased Change
	2019	2018		2019	2018
	in millions, except % amounts
Revenue
Switzerland	€280.5	€278.0	(3.3%)	€839.0	€837.1	(3.5%)
Central and Eastern Europe	105.5	103.4	2.4%	316.3	312.1	2.5%
Intersegment eliminations	(0.1)	(0.1)	N.M.	(0.1)	(0.5)	N.M.
Total	€385.9	€381.3	(1.9%)	€1,155.2	€1,148.7	(1.9%)

Segment OCF
Switzerland	€151.1	€164.1	(11.9%)	€445.7	€474.5	(9.4%)
Central and Eastern Europe	52.4	52.2	0.5%	154.3	155.0	0.6%
Central and Corporate and intersegment eliminations	(0.5)	(1.8)	N.M.	(3.8)	(4.3)	N.M.
Total Segment OCF	€203.0	€214.5	(8.4%)	€596.2	€625.2	(7.0%)

Operating income	€51.1	€165.9		€165.6	€301.8
Share-based compensation expense	4.5	2.2		15.5	7.0
Related-party fees and allocations, net	56.4	(43.0)		147.2	53.3
Depreciation and amortization	86.7	88.7		254.8	258.6
Impairment, restructuring and other operating items, net	4.3	0.7		13.1	4.5
Total Segment OCF	€203.0	€214.5		€596.2	€625.2

Segment OCF as a percentage of revenue	52.6%	56.3%		51.6%	54.4%

Operating income as a percentage of revenue	13.2%	43.5%		14.3%	26.3%

N.M. - not meaningful

The following table provides details of our operations property and equipment additions and reconciles those additions to the capital expenditures that we present in our condensed combined statements of cash flows:

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
	in millions, except % amounts
Customer premises equipment	€24.5	€15.0	€66.8	€72.2
New build and upgrade	18.1	25.4	63.4	76.0
Capacity	8.9	9.5	29.3	23.4
Product and enablers	11.2	4.4	30.0	13.6
Baseline	14.1	19.6	46.2	47.7
Property and equipment additions	76.8	73.9	235.7	232.9
Assets acquired under capital-related vendor financing arrangements	(85.8)	(84.5)	(307.5)	(269.5)
Assets acquired under finance leases	(0.5)	(0.6)	(3.0)	(0.8)
Changes in current liabilities related to capital expenditures (including related-party amounts)	77.2	79.1	262.6	274.1
Total capital expenditures, net[3]	€67.7	€67.9	€187.8	€236.7

Capital expenditures, net:
Third-party payments	€68.5	€80.4	€246.5	€302.1
Proceeds received for transfers to related parties(a)	(0.8)	(12.5)	(58.7)	(65.4)
Total capital expenditures, net	€67.7	€67.9	€187.8	€236.7

Regional Property and Equipment Additions
Switzerland	€64.1	€51.3	€184.5	€138.2
Central and Eastern Europe	22.4	26.6	59.0	82.6
Total segment property and equipment additions	86.5	77.9	243.5	220.8
Other[10]	(9.7)	(4.0)	(7.8)	12.1
Total	€76.8	€73.9	€235.7	€232.9

Segment property and equipment additions as a percentage of revenue[10]	22.4%	20.4%	21.1%	19.2%
_______________

(a)	Primarily relates to transfers of centrally-procured property and equipment to our discontinued operations and other related-parties.

Third-Party Debt, Finance Lease Obligations and Cash and Cash Equivalents

The following table details the borrowing currency and euro equivalent of the nominal amount of UPC Holding’s combined third-party debt, finance lease obligations and cash and cash equivalents.

	September 30,		June 30,
	2019		2019
	Borrowing currency	€ equivalent
	in millions
Senior Credit Facility
4.000% EUR Facility AK due 2027	€540.0	€540.0	€540.0
5.375% USD Facility AL due 2025	$1,140.0	1,045.5	1,003.6
3.625% EUR Facility AQ due 2029	€600.0	600.0	600.0
Facility AR (LIBOR + 2.50%) USD due 2026	$—	—	1,448.2
€990.1 million Revolving Facility AM (EURIBOR + 2.75%) EUR due 2021		—	—
Elimination of Facilities AK, AL and AQ in consolidation		(2,185.5)	(2,143.6)
Total Senior Credit Facilities		—	1,448.2

Senior Secured Notes
5.375% USD Senior Secured Notes due 2025	$1,140.0	1,045.5	1,003.6
4.000% EUR Senior Secured Notes due 2027	€540.0	540.0	540.0
3.625% EUR Senior Secured Notes due 2029	€600.0	600.0	600.0
Total Senior Secured Notes		2,185.5	2,143.6

Senior Notes
5.500% USD Senior Notes due 2028	$535.0	490.7	471.0
3.875% EUR Senior Notes due 2029	€594.3	594.3	594.3
Total Senior Notes		1,085.0	1,065.3

Vendor financing		542.0	652.6
Finance lease obligations		24.2	25.9
Total third-party debt and finance lease obligations		3,836.7	5,335.6
Deferred financing costs and discounts		(18.9)	(32.8)
Total carrying amount of third-party debt and finance lease obligations		3,817.8	5,302.8
Less: cash and cash equivalents		96.7	44.4
Net carrying amount of third-party debt and finance lease obligations[5]		€3,721.1	€5,258.4

Exchange rate ($ to €)		1.0903	1.1359

Covenant Debt Information
The following table details the euro equivalent of the reconciliation from UPC Holding’s consolidated third-party debt to the total covenant amount of third-party gross and net debt and includes information regarding the projected principal-related cash flows of our cross-currency derivative instruments. The euro equivalents presented below are based on exchange rates that were in effect as of September 30, 2019 and June 30, 2019. These amounts are presented for illustrative purposes only and will likely differ from the actual cash receipts in future periods.

	September 30,	June 30,
	2019	2019
	in millions
Total third-party debt and finance lease obligations (€ equivalent)	€3,836.7	€5,335.6
Vendor financing	(542.0)	(652.6)
Finance lease obligations	(24.2)	(25.9)
Projected principal-related cash payments associated with our cross-currency derivative instruments	(206.1)	(125.9)
Total covenant amount of third-party gross debt	3,064.4	4,531.2
Less: cash and cash equivalents	(96.7)	(44.4)
Total covenant amount of third-party net debt	€2,967.7	€4,486.8

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future growth prospects and opportunities; expectations with respect to our financial performance; the anticipated rollout of 1 Gbps broadband service in the U.K.; anticipated impacts of customer price rises; expected replacement of Virgin Media’s revolving credit facilities; the strength of our balance sheet and tenor of our third-party debt; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as the continued use by subscribers and potential subscribers of our and our affiliates’ services and their willingness to upgrade to our more advanced offerings; our and our affiliates’ ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to subscribers or to pass through increased costs to subscribers; the effects of changes in laws or regulation; general economic factors; our and our affiliates’ ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our and affiliates’ ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our and our affiliates’ video services and the costs associated with such programming; our and our affiliates’ ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies and affiliates to access cash of their respective subsidiaries; the impact of our operating companies' and affiliates’ future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers, vendors and contractors to timely deliver quality products, equipment, software, services and access; our and our affiliates’ ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-K/A and Forms 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
Contact Information

Liberty Global Investor Relations:		Liberty Global Corporate Communications:
Matt Coates	+44 20 8483 6333	Matt Beake	+44 20 8483 6428
John Rea	+1 303 220 4238
Stefan Halters	+44 20 8483 6211

Virgin Media Investor Relations:		Virgin Media Corporate Communications:
Vani Bassi	+44 333 000 2912	James Lusher	+44 333 000 2900

About Liberty Global

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is one of the world’s leading converged video, broadband and communications companies, with operations in six European countries under the consumer brands Virgin Media, Telenet and UPC. We invest in the infrastructure and digital platforms that empower our customers to make the most of the digital revolution. Our substantial scale and commitment to innovation enable us to develop market-leading products delivered through next-generation networks that connect 11 million customers subscribing to 25 million TV, broadband internet and telephony services. We also serve 6 million mobile subscribers and offer WiFi service through millions of access points across our footprint.

In addition, Liberty Global owns 50% of VodafoneZiggo, a joint venture in the Netherlands with 4 million customers subscribing to 10 million fixed-line and 5 million mobile services, as well as significant investments in ITV, All3Media, ITI Neovision, LionsGate, the Formula E racing series and several regional sports networks.

For more information, please visit www.libertyglobal.com.

	Selected Operating Data & Subscriber Variance Table — As of and for the quarter ended Sept. 30, 2019
				Video
	Homes Passed	Cable Customer Relationships	Total RGUs	Basic Video Subscribers[7]	Enhanced Video Subscribers[10]	Total Video	Internet Subscribers[9]	Telephony Subscribers[10]		Total Mobile Subscribers

Operating Data
Switzerland[11]	2,363,500	1,061,500	2,214,100	435,700	598,000	1,033,700	671,200	509,200		188,900
Poland	3,524,700	1,470,600	3,135,200	184,000	1,060,800	1,244,800	1,211,400	679,000		4,900
Slovakia	617,900	192,700	395,900	28,500	141,900	170,400	139,400	86,100		—
Total UPC Holding continuing ops	6,506,100	2,724,800	5,745,200	648,200	1,800,700	2,448,900	2,022,000	1,274,300		193,800

United Kingdom	14,748,500	5,526,200	13,667,700	—	3,765,000	3,765,000	5,269,100	4,633,600		3,137,000
Ireland	946,400	436,700	1,000,800	—	276,900	276,900	379,200	344,700		98,000
Total Virgin Media	15,694,900	5,962,900	14,668,500	—	4,041,900	4,041,900	5,648,300	4,978,300	`	3,235,000

Q3 Organic[2] Variance
Switzerland	10,200	(9,200)	(14,100)	(5,600)	(1,400)	(7,000)	(5,500)	(1,600)		15,500
Poland	24,500	7,100	24,700	7,000	4,200	11,200	11,700	1,800		1,800
Slovakia	1,500	—	1,800	700	(500)	200	1,100	500		—
Total UPC Holding continuing ops	36,200	(2,100)	12,400	2,100	2,300	4,400	7,300	700		17,300

United Kingdom	111,800	(5,600)	(62,100)	—	(57,100)	(57,100)	2,400	(7,400)		78,000
Ireland	5,000	2,200	9,400	(1,100)	8,600	7,500	3,000	(1,100)		6,500
Total Virgin Media	116,800	(3,400)	(52,700)	(1,100)	(48,500)	(49,600)	5,400	(8,500)		84,500

	Selected Operating Data — As of Sept. 30, 2019

	Prepaid Mobile Subscribers	Postpaid Mobile Subscribers	Total Mobile Subscribers

Total Mobile Subscribers

Switzerland	—	188,900	188,900
Poland	—	4,900	4,900
Slovakia	—	—	—
Total UPC Holding continuing ops	—	193,800	193,800

United Kingdom	297,400	2,839,600	3,137,000
Ireland	—	98,000	98,000
Total Virgin Media	297,400	2,937,600	3,235,000

Organic[2] Mobile Subscriber Variance	September 30, 2019 vs. June 30, 2019

Switzerland	—	15,500	15,500
Poland	—	1,800	1,800
Slovakia	—	—	—
Total UPC Holding continuing ops	—	17,300	17,300

United Kingdom	(22,800)	100,800	78,000
Ireland	—	6,500	6,500
Total Virgin Media	(22,800)	107,300	84,500

General Notes to Tables:

Most of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers”. To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Footnotes

1
For purposes of calculating rebased growth rates on a comparable basis, we have adjusted the historical revenue, Segment OCF and OFCF for the three and nine months ended September 30, 2018 to reflect the translation of our rebased amounts for the three and nine months ended September 30, 2018 at the applicable average foreign currency exchange rates that were used to translate our results for the three and nine months ended September, 2019. For further information on the calculation of rebased growth rates, see the discussion in Revenue and Operating Cash Flow in Liberty Global’s press release dated November 6, 2019, Liberty Global Reports Q3 2019 Results. The following table provides adjustments made to the 2018 amounts to derive our rebased growth rates for Virgin Media and UPC Holding:

	Revenue		OCF		OFCF
	Three months ended September 30, 2018	Nine months ended September 30, 2018	Three months ended September 30, 2018	Three months ended September 30, 2018	Nine months ended September 30, 2018	Nine months ended September 30, 2018

Virgin Media
Foreign Currency	£1.0	£(0.5)	£0.4	£(0.1)	£0.1	£(0.1)

UPC Holding
Foreign Currency	€11.9	€28.8	€7.1	€16.7

2
Organic figures exclude RGUs of acquired entities at the date of acquisition and other nonorganic adjustments, but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

3
The capital expenditures that we report in our condensed consolidated statements of cash flows do not include amounts that are financed under vendor financing or finance lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

4	Interest will initially accrue at a rate of 6.0% up to January 15, 2021 and at a rate of 11.0% thereafter.

5	Net third-party debt including finance lease obligations is not a defined term under U.S. GAAP and may not therefore be comparable with other similarly titled measures reported by other companies.

6	UPC Holding has approximately 27,600 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.

7
Subscribers to enhanced video services provided by UPC Holding’s operations in Switzerland over partner networks receive basic video services from the partner networks as opposed to UPC Holding’s operations.

8
In Switzerland, we offer a 2 Mbps internet service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 72,200 subscribers who have requested and received this service.

9
In Switzerland, we offer a basic phone service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Telephony Subscribers in Switzerland include 176,100 subscribers who have requested and received this service.

10
UPC Holding’s property and equipment additions include amounts that represent the net impact of changes in inventory levels associated with centrally-procured customer premises equipment. These amounts, which are included in “Other”, are excluded from the calculation of segment property and equipment additions as a percentage of revenue. The centrally-procured equipment is ultimately transferred to certain Liberty Global European operating subsidiaries, including subsidiaries within UPC Holding. Equipment transferred outside of UPC Holding is reflected as a reduction to UPC Holding’s property and equipment additions in the period in which the equipment is transferred.

11
Pursuant to service agreements, Switzerland offers enhanced video, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. At September 30, 2019, Switzerland’s partner networks account for 121,400 Cable Customer Relationships, 300,600 RGUs, 106,600 Enhanced Video Subscribers, 109,200 Internet Subscribers, and 84,800 Telephony Subscribers. Subscribers to our enhanced video services provided over partner networks receive basic video services from the partner networks as opposed to our operations. Due to the fact that Switzerland does not own these partner networks, we do not report homes passed for Switzerland’s partner networks.

Glossary
ARPU: Average Revenue Per Unit is the average monthly subscription revenue per average cable customer relationship or mobile subscriber, as applicable. Following the adoption of ASU 2014-09 for Virgin Media and UPC Holding, subscription revenue excludes interconnect fees, channel carriage fees, mobile handset sales and late fees, but includes the amortization of installation fees. Prior to the adoption of ASU 2014-09, installation fees were excluded from subscription revenue. ARPU per average cable customer relationship is calculated by dividing the average monthly subscription revenue from residential cable and SOHO services by the average number of cable customer relationships for the period. ARPU per average mobile subscriber is calculated by dividing residential mobile and SOHO revenue for the indicated period by the average number of mobile subscribers for the period. Unless otherwise indicated, ARPU per cable customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average number of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average cable customer relationship or mobile subscriber, as applicable. Cable customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized. In addition, for purposes of calculating the percentage change in ARPU on a rebased basis, we adjust the prior-year subscription revenue, cable customer relationships, mobile subscribers and RGUs, as applicable, to reflect acquisitions, dispositions, FX and the new revenue recognition accounting standards on a comparable basis with the current year, consistent with how we calculate our rebased growth for revenue and OCF, as further described in footnote 1 above.

ARPU per Mobile Subscriber: Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscriber and is calculated by dividing the average monthly mobile subscription revenue (excluding handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

Basic Video Subscriber: a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that we use to provide our enhanced service offerings. We count RGUs on a unique premises basis. In other words, a subscriber with multiple outlets in one premises is counted as one RGU and a subscriber with two homes and a subscription to our video service at each home is counted as two RGUs.

Broadband and Telephony Penetration: is calculated by dividing the number of telephony RGUs and broadband RGUs, respectively, by total Homes Passed.

Business-to-Business (“B2B”) Subscription Revenue: revenue from services to certain SOHO subscribers (fixed and mobile). B2B non-subscription revenue includes business broadband internet, video, voice, mobile and data services offered to medium to large enterprises and, on a wholesale basis, to other operators.

Cable Customer Relationships: the number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. Cable Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Cable Customer Relationships. We exclude mobile-only customers from Cable Customer Relationships.

Customer Churn: the rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection, is not considered to be disconnected for purposes of our churn calculations. Customers who move within our cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

DTH Subscriber: a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

Enhanced Video Penetration: calculated by dividing the number of enhanced video RGUs by the total number of basic and enhanced video RGUs.

Enhanced Video Subscriber: a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers are counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As we migrate customers from basic to enhanced video services, we report a decrease in our Basic Video Subscribers equal to the increase in our Enhanced Video Subscribers.

Fixed-Mobile Convergence: Fixed-mobile convergence penetration represents the number of customers who subscribe to both a fixed broadband internet service and postpaid mobile telephony service, divided by the total number of customers who subscribe to our fixed broadband internet service.

Fully-Swapped Third-Party Debt Borrowing Cost: the weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding finance leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

Homes Passed: homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for DTH homes. Certain of our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH.

Internet Subscriber: a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers do not include customers that receive services from dial-up connections.

Lightning premises: includes homes, residential multiple dwelling units and commercial premises that potentially could subscribe to our residential or SOHO services, which have been connected to our networks as a part of our Project Lightning network extension program in the U.K. and Ireland. Project Lightning infill build relates to construction in areas adjacent to our existing network.

MDU: Multiple Dwelling Unit.

Mobile Subscriber Count: the number of active SIM cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.

MVNO: Mobile Virtual Network Operator.

NPS: Net Promoter Score.

OFCF: As used herein, Operating Free Cash Flow or "OFCF" represents Segment OCF less property and equipment additions. OFCF is an additional metric that we use to measure the performance of our operations after considering the level of property and equipment additions incurred during the period. For limitations of OFCF, see the definition of Segment OCF.

Property and equipment additions (“P&E additions”): includes capital expenditures on an accrual basis, amounts financed under vendor financing or finance lease arrangements and other non-cash additions.

RGU: A Revenue Generating Unit is separately a Basic Video Subscriber, Enhanced Video Subscriber, DTH Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our U.K. market subscribed to our enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, DTH, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

Segment OCF: the primary measure used by our chief operating decision maker and management to evaluate the operating performance of our businesses. Segment OCF is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, Segment OCF is defined as operating income before depreciation and amortization, share-based compensation, related-party fees and allocations, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Segment OCF is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between entities and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our Segment OCF measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Segment OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings or loss, cash flow from operating activities and other U.S. GAAP measures of income or cash flows. A reconciliation of operating income to Segment OCF is presented in the applicable sections of this release.

SDU: Single Dwelling Unit.

SIM: Subscriber Identification Module.

SME: Small or Medium Enterprise.

SOHO: Small or Home Office Subscribers.

Telephony Subscriber: a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers.

U.S. GAAP: United States Generally Accepted Accounting Principles.

YoY: Year-over-year.